SCHEDULE 14A INFORMATION

                                 PROXY STATEMENT

        PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
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Check the appropriate box:
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     Rule 14a-6(e)(2))
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[ ] Definitive Additional Materials
[ ] Soliciting    Material    Pursuant    to    (section) 240.14a-11(c)    or
     (section) 240.14a-12

                               TEL-SAVE.COM, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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  previously.  Identify  the  previous  filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                               TEL-SAVE.COM, INC.
                                 6805 Route 202
                          New Hope, Pennsylvania 18938
                                 (215) 862-1500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                December 19, 1998

To the Stockholders of
Tel-Save.com, Inc. :

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Tel-Save.com, Inc. (the "Company") will be held on December 30, 1998, at 8:00 a.m., Eastern time, at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530 for the following purposes:

     (1) To consider and vote upon a proposal to elect two directors for terms of three years, or until their successors have been elected and qualified;

     (2) To consider and vote upon a proposal to ratify and approve the 1998 Long-Term Incentive Plan;

     (3) To consider and vote upon a proposal to ratify and approve the designation of BDO Seidman, LLP as the independent certified public accountants for the Company for 1998; and

     (4) To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on November 2, 1998 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     The Board of Directors hopes that you will be able to attend the Annual Meeting. Whether or not you are able to be present in person at the Annual Meeting, we urge you to execute the enclosed proxy and return it at your earliest convenience in the enclosed envelope. In the event that you attend the Annual Meeting, you may revoke the proxy and vote in person if you desire. You are urged to read the enclosed proxy statement, which contains information relevant to the actions to be taken at the Annual Meeting.

                                        By Order of the Board of Directors

                                        /s/  ALOYSIUS T.LAWN, IV
                                        -------------------------------
                                        Aloysius T. Lawn, IV, Secretary

New Hope, Pennsylvania
December 19, 1998

                              TEL-SAVE.COM, INC.
                                6805 Route 202
                         New Hope, Pennsylvania 18938
                                (215) 862-1500

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

     The Board of Directors (the "Board") of Tel-Save.com, Inc. (the "Company"), the principal executive offices of which are located at 6805 Route 202, New Hope, Pennsylvania 18938, hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on December 30, 1998 (the "Annual Meeting"), or at any adjournment or adjournments thereof. The Annual Meeting will be held at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530 at 8:00 a.m., Eastern time. The expenses of soliciting your proxy will be borne by the Company. This proxy statement and the accompanying form of proxy are first being released for mailing to stockholders on or about December 25, 1998.

     We urge you to date, sign and mail your proxy promptly to make certain that your shares will be voted at the Annual Meeting. Proxies in the enclosed form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions, if any, indicated on the proxy card. If no instruction is given, the proxy will be voted in favor of the nominees for election as directors specified under "PROPOSAL 1: ELECTION OF DIRECTORS"; in favor of the ratification and approval of the 1998 Long-Term Incentive Plan described in "PROPOSAL 2: APPROVAL OF THE 1998 LONG-TERM INCENTIVE PLAN" and in favor of the ratification and approval of the selection of auditors as described in "PROPOSAL 3: RATIFICATION OF INDEPENDENT CERTIFIED ACCOUNTANTS." Any proxy may be revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Corporate Secretary of the Company prior to the Annual Meeting, or by voting in person at the Annual Meeting.

                               VOTING SECURITIES

     Only stockholders of record at the close of business on November 2, 1998 are entitled to vote at the Annual Meeting. On November 2, 1998, there were 52,018,307 outstanding shares of Common Stock, which number reflects as held in treasury and no longer outstanding, all shares of common stock that had been purchased for the Company's account and delivered as of November 2, 1998. Other than shares held in treasury, each Share of Common Stock is entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business.

     With respect to Proposal 1, the nominees in each class for election as directors who receive the greatest number of votes cast at the Annual Meeting, assuming that a quorum is present, shall be elected as directors. A withheld vote on any nominee will not affect the voting results.

     With respect to Proposals 2 and 3, approval of each Proposal will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

     Brokers who hold shares in street name do not have the authority to vote on certain matters for which they have not received instructions from beneficial owners. Such broker non-votes (arising from the lack of instructions from beneficial owners) will not affect the outcome of the vote on Proposals 1, 2 and 3.

     It is anticipated that sufficient shareholders will attend the meeting, in person or by proxy, to constitute a quorum for the transaction of business. Daniel Borislow, the Chairman, Chief Executive Officer and a director of the Company, has indicated that he intends to vote the 16,055,026 shares of Common Stock over which he has the power to vote, representing approximately 31% of the outstanding shares of Common Stock, in favor of Proposals 1, 2 and 3. The presence of Mr. Borislow and management at the meeting, in person or by proxy, and the affirmative vote of all shares over which they have the power to vote may be sufficient to approve Proposals 1, 2 and 3.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of December 14, 1998 (except as otherwise noted) by (i) each stockholder who is known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named below and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated below, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.


                                                                NUMBER OF
                                                                  SHARES
                                                               BENEFICIALLY                PERCENT OF SHARES
 NAME OF BENEFICIAL OWNER OR IDENTITY OF GROUP                   OWNED(1)                  BENEFICIALLY OWNED
-----------------------------------------------   -------------------------------------   -------------------
Daniel Borislow ...............................         15,855,526(2)(3)(5)(6)                    30.9%

FMR Corp.                                                8,218,342(8)                             15.8%
 82 Devonshire Street
 Boston, Massachusetts 02109

America Online, Inc.                                     7,856,622                                15.1%
 22000 AOL Way
 Dulles, Virginia 20166

Massachusetts Financial Services                         7,813,349(7)                             15.0%
 Company
 500 Boylston Street
 Boston, Massachusetts 02116 ..................

Paul Rosenberg                                           7,240,000(2)                             13.9%
 600 North 4th Street
 Philadelphia, PA 19123 .......................

Gary W. McCulla ...............................          1,152,471(4)(9)                           2.2%
Emanuel J. DeMaio .............................            561,035(4)(9)                           1.1%
Edward B. Meyercord, III ......................            800,000(4)                              1.5%
George Farley .................................          1,400,286(6)(9)                           2.7%
Mary Kennon ...................................             41,429(9)                                *
Harold First ..................................             56,070(9)                                *
Ronald R. Thoma ...............................             70,000(9)                                *
All directors and executive officers as a               19,464,269 (4) (9)                        36.7%
 group (10 persons) ...........................


----------
 *  Less than 1%.

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Commission and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities. The number of shares of Common Stock reported herein have been adjusted to reflect a two-for-one stock split effective as of January 31, 1997.

(2) Includes 7,240,000 shares of Common Stock owned of record by Mr. Rosenberg, the Rosenberg Family Limited Partnership, and the Mickey Rubin Foundation, for which Mr. Borislow has the right to vote pursuant to a voting trust agreement and 881,256 shares of Common Stock owned by current or former partitions of the Company for which Mr. Borislow has the right to vote pursuant to voting trust agreements. Paul Rosenberg, the Rosenberg Family Limited Partnership, PBR, Inc. and the Mickey Rubin Foundation filed a
    Schedule 13D with the Commission on December 23, 1997 (the "Rosenberg 13D") in which they reported beneficial ownership of a total of 7,440,000 shares of Common Stock, of which 200,000 shares were subsequently sold or transferred. The foregoing information is derived in part from the Rosenberg 13D.

(3) Does not include 750,000 shares of Common Stock that could be acquired upon exercise of options granted to Mr. Borislow under the 1998 Long Term Incentive Plan, which plan is subject to the approval of the Company's stockholders at the Annual Meeting. See "PROPOSAL 2: APPROVAL OF THE 1998 LONG-TERM INCENTIVE PLAN."

(4) Includes shares of Common Stock that may be acquired upon the exercise of stock options within 60 days of December 14, 1998 in the following amounts:
    Mr. McCulla, 673,900 shares; Mr. DeMaio, 199,200 shares; Mr. Meyercord, 800,000 shares; Ms. Kennon, 30,000 shares; and all directors and officers as a group, 2,105,188 shares.

(5) Does not  include  4,431,142  and  4,000,000  shares held by the D&K Grantor
    Retained Annuity Trust I and the D&K Grantor Retained Annuity Trust II, respectively, as to which Mr. Borislow has disclaimed beneficial ownership.

(6) Includes 1,200,000 shares held by the Daniel Borislow Charitable Foundation, of which Messrs. Borislow and Farley and Mrs. Michelle Borislow, spouse of Mr. Borislow, are directors.

(7) Massachusetts Financial Services Company ("MFS"), an investment adviser, filed an amendment to a Schedule 13G with the Commission on February 12, 1998 (the "MFS 13G"), in which it reported beneficial ownership of 7,813,349 shares, 6,263,400 of which are also beneficially owned by MFS Series Trust II-MFS Emerging Growth Fund, an investment company, and 1,549,949 of which are also owned by certain non-reporting entities as well as MFS. The foregoing information is derived from the MFS 13G.

(8) FMR Corp. and Fidelity International Limited (collectively, "Fidelity") filed Amendments No. 7 to Schedules 13D with the Commission on December 7, 1998 (the "Fidelity 13Ds") in which they and certain affiliates reported beneficial ownership of a total of 8,169,850 shares. The foregoing information is derived from the Fidelity 13Ds.

(9) Does not include shares of Common Stock that could be acquired upon exercise of options granted under the 1998 Long Term Incentive Plan, which plan is subject to the approval of the Company's stockholders at the Annual Meeting. See "PROPOSAL 2: APPROVAL OF THE 1998 LONG-TERM INCENTIVE PLAN" and "NEW PLAN BENEFITS."

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors and certain officers and persons who are the beneficial owners of more than 10 percent of the Common Stock are required to report their ownership of the Common Stock, options and certain related securities and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by such dates in 1997. The Company believes that all of the required filings have been made in a timely manner. In making this statement, the Company has relied on copies of the reporting forms received by it.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors (the "Board") shall consist of not less than one nor more than 15 persons, the exact number to be fixed and determined from time to time by resolution of the Board. The Board has acted to fix the number of directors at six. The Board anticipates acting to (i) expand the number of directors to seven from six and (ii) elect Gabriel Battista to fill the newly-created seat, in accordance with the terms of an employment agreement between the Company and Mr. Battista. See "Certain Transactions." Pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation, the Board is divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the annual meeting of stockholders in 1998 ("Class I"), the annual meeting of stockholders in 1999 ("Class III") and the annual meeting of stockholders in 2000 ("Class II"), respectively.

     At the Annual Meeting, Daniel Borislow and Ronald R. Thoma are to be elected as Class I directors, for a term to expire at the annual meeting of stockholders in 2001. Each director will serve until his successor has been elected and qualified. Each of the nominees for director currently serves as a director of the Company. The proxies solicited hereby, unless directed to the contrary therein, will be voted for the nominees. Each of the nominees has consented to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if either occurs it is intended that the shares represented by proxies will be voted for such substituted nominee or nominees as the Board, in its discretion, may designate. At the next annual meeting Mr. Battista will have the right to nominate a majority of the Board of Directors of the Company. See "Certain Transactions."

     The following sets forth certain biographical information, present occupation and business experience for the past five years for each of the nominees for election as directors and the continuing Class II and Class III directors.

     The Board of Directors recommends a vote FOR the Class I nominees listed below

CLASS I: NOMINEES WHOSE TERMS WILL EXPIRE IN 2001

     DANIEL BORISLOW, AGE 37. Mr. Borislow founded the Company and has served as a director and as Chairman and Chief Executive Officer of the Company since its inception in 1989. Prior to founding the Company, Mr. Borislow formed and managed a cable construction company.

     RONALD R. THOMA, AGE 62. Mr. Thoma currently serves as Executive Vice President of Crown Cork and Seal Company, Inc. where he has been employed since 1955. Mr. Thoma has served as a director of the Company since 1995.

CLASS II: INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2000

     GEORGE FARLEY, AGE 59. Mr. Farley became Chief Financial Officer and Treasurer of the Company effective October 29, 1997. Mr. Farley was formerly Group Vice President of Finance/Chief Financial Officer of Twin County, a food distribution company, until October, 1997. Twin County filed a petition under Federal bankruptcy laws in December of 1998. Prior to joining Twin County in September 1995, Mr. Farley was a partner of BDO Seidman, LLP, where he had served as a partner since 1974.

     GARY W. MCCULLA, AGE 39. Mr. McCulla joined the Company in March 1994 and currently serves as President and Director of Sales and Marketing. In 1991, Mr. McCulla founded GNC and was its President. Until March 1994, GNC was a
privately-held independent marketing company and one of the Company's partitions. At that time, the Company acquired certain assets of GNC.

CLASS III: INCUMBENTS WHOSE TERMS WILL EXPIRE IN 1999

     EMANUEL J. DEMAIO, AGE 40. Mr. DeMaio joined the Company in February 1992 and currently serves as Chief Operations Officer. Prior to joining the Company, from 1981 through 1992, Mr. DeMaio held various technical and managerial positions with AT&T.

     HAROLD FIRST, AGE 62. Mr. First is a certified public accountant and currently is a financial consultant. Mr. First served as Chief Financial Officer of Icahn Holdings Company and related entities from December 1990 through December 1992. Mr. First serves as a director of Cadus Pharmaceutical Company, Panaco, Inc. and Phillips Service Corp. Mr. First has served as a director of the Company since 1995.

                            THE BOARD OF DIRECTORS

     The Board met or acted by unanimous written consent 15 times in 1997. During the fiscal year ended December 31, 1997, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served.

BOARD COMMITTEES

     The Board has established the following three committees, the function and current members of which are noted below.

     Executive Committee. The Executive Committee consists of Daniel Borislow (Chairman), Gary W. McCulla and Ronald R. Thoma. The Executive Committee has the authority to exercise all powers of the Board, except for actions that must be taken by the full Board under the Delaware General Company Law. The Executive Committee met or acted by written consent three times during 1997.

     Audit Committee. In 1997, the Audit Committee consisted of Daniel Borislow (Chairman), Harold First and Ronald R. Thoma. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent  public  accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met once in 1997. Dan Borislow resigned from this committee effective March 3, 1998.

     Compensation Committee. In 1997, the Compensation Committee consisted of Daniel Borislow (Chairman), Harold First and Ronald R. Thoma. The Compensation Committee is responsible for determining compensation for the Company's executive officers and currently administers the 1995 Employee Stock Option Plan and the granting of Options generally to employees. The Compensation Committee met once during 1997. Dan Borislow resigned from this committee effective March 3, 1998.

     Although the Board has not established a nominating or similar committee, the Board will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 402 of the Company's Bylaws. The procedure provides that a notice relating to the nomination of directors must be timely given in writing to the Chairman of the Board of Directors of the Company prior to the meeting. To be timely, notice relating to the nomination of directors must be delivered not less than 14 days nor more than 50 days prior to any such meeting of stockholders called for the election of directors. Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must be accompanied by each proposed nominee's written consent and contain the name, address and principal occupation of each proposed nominee. Such notice must also contain the total number of shares of capital stock of the Company that will be voted for each of the proposed nominees, the name and address of the notifying stockholder and the number of shares of capital stock of the Company owned by each notifying stockholder. Stockholder nominations not made in accordance with such procedure may be disregarded by the Chairman, who may instruct that all votes cast for each such nominee be disregarded.

COMPENSATION OF DIRECTORS

     The Company currently pays non-employee directors an annual retainer of $10,000. In October, 1998, the Company's employee directors approved the grant to each of the two non-employee directors of an option to purchase 30,000 shares of Common Stock at the then-current market value, subject to the approval of the 1998 Long-Term Incentive Plan. See "PROPOSAL 2: APPROVAL OF THE 1998 LONG-TERM INCENTIVE PLAN."

     The Company's employee directors may, from time to time in the future, grant options to non-employee directors. Non-employee directors also are reimbursed for reasonable expenses incurred in connection with attendance at Board meetings or meetings of committees thereof.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information for the fiscal years ended December 31, 1997, 1996 and 1995 as to the compensation paid by the Company to the Chief Executive Officer for services rendered and the four other most highly compensated executive officers of the Company whose annual salary and bonus exceeded $100,000 (the "Named Executives").

                          SUMMARY COMPENSATION TABLE


                                                                                              LONG-TERM
                                                       ANNUAL COMPENSATION               COMPENSATION AWARDS
                                             ----------------------------------------   --------------------
                                                                                             SECURITIES
                                                                                             UNDERLYING
NAME AND                                                 SALARY           BONUS             OPTIONS/SARS
PRINCIPAL POSITION                            YEAR        ($)              ($)                 (#)(2)
------------------------------------------   ------   -----------   -----------------   --------------------

DANIEL BORISLOW, Chairman and Chief
 Executive Officer .......................   1997      $325,000        $  500,000                   --
                                             1996      $325,000        $  500,000                   --
                                             1995      $300,000        $    5,769                   --
GARY W. MCCULLA, President and
 Director of Sales and Marketing .........   1997      $300,000        $  500,000(3)                --
                                             1996      $300,000        $  350,000              900,000
                                             1995      $240,000        $  304,615              199,200
EMMANUEL J. DEMAIO, Chief
 Operations Officer ......................   1997      $175,000        $  225,000(3)                --
                                             1996      $165,000        $  150,000              270,000
                                             1995      $130,000        $  152,500              199,200
EDWARD B. MEYERCORD, III(4)Executive
 Vice President - Marketing and
 Corporate Development ...................   1997      $125,000        $  150,000                   --
                                             1996      $ 52,000        $  400,000              800,000
MARY KENNON, Director of Customer
 Care and Human Resources ................   1997      $125,000        $  200,000(3)                --
                                             1996      $125,000        $   25,000               30,000
                                             1995      $100,000        $   10,000               49,800

----------
(1) The costs of certain benefits are not included because they did not exceed, in the case of each Named Executive, the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table.

(2) As adjusted to reflect a three-for-two stock split in the form of a stock dividend effective as of March 15, 1996 and a stock split in the form of a stock dividend effective as of January 31, 1997.

(3) Mr. Meyercord was hired by the Company effective as of September 5, 1996. In connection therewith, Mr. Meyercord was paid $400,000 and was granted an option to purchase 800,000 shares of the Company's Common Stock.

STOCK OPTION GRANTS

     During the fiscal year ended December 31, 1997 there were no Option or SAR Grants to the Named Executives.

     The following table sets forth information concerning the 1997 year-end value of unexercised in-the-money options held by each of the Named Executives.

     AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                                                     VALUE OF
                                                                            NUMBER OF              UNEXERCISED
                                                                           UNEXERCISED             IN-THE-MONEY
                                                                            OPTIONS AT              OPTIONS AT
                                                                         FISCAL YEAR END      FISCAL YEAR END($)(1)
                                                                        -----------------   -------------------------
                                      SHARES ACQUIRED        VALUE         EXERCISABLE/            EXERCISABLE/
               NAME                    ON EXERCISE(#)     REALIZED($)     UNEXERCISABLE           UNEXERCISABLE
----------------------------------   -----------------   ------------   -----------------   -------------------------
Daniel Borislow ..................             --                 --           300,000/0     $         5,866,500/$0
Gary W. McCulla ..................        159,200         $3,321,371     223,900/900,000     $3,523,104/$13,765,500
Emanuel J. DeMaio ................        218,922         $4,852,870     278,178/270,000     $ 4,591,179/$4,129,650
Edward B. Meyercord, III .........             --                 --           800,000/0     $          6,996,000/0
Mary Kennon ......................         49,800         $  876,231            30,000/0     $            473,850/0

----------
(1) Based on a year-end fair market value of the underlying securities equal to $19 7/8.

EMPLOYMENT CONTRACTS

     Daniel Borislow is a party to an employment agreement with the Company that expires in September 2000. Under the terms of the agreement, Mr. Borislow is entitled to an annual base salary of $300,000, customary benefits and a cost of living adjustment based upon the Consumer Price Index as published by the Department of Labor. In March 1996, the non-employee director members of the Compensation Committee approved an increase in Mr. Borislow's annual base salary to $325,000.

     Gary W. McCulla is a party to a three-year employment agreement with the Company that expires on April 1, 1999. Under the contract, Mr. McCulla is entitled to a minimum annual base salary of $300,000 for each year.

     Emanuel J. DeMaio is a party to a three-year employment agreement with the Company that expires April 1, 1999. Under the contract, Mr. DeMaio is entitled to a minimum annual base salary of $165,000 for the first year, $175,000 for the second year and $185,000 for the third year.

     Edward B. Meyercord, III entered into a five-year employment agreement with the Company effective as of September 5, 1996. Under the contract, Mr. Meyercord is entitled to a minimum annual base salary of $210,000 for each year.

     The above-described agreements require each of the executives to maintain the confidentiality of Company information and assign inventions to the Company. In addition, each of such executive officers has agreed that such person will not compete with the Company by engaging in any capacity in any business that is competitive with the business of the Company during the term of his respective agreement and thereafter for specified periods.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Daniel Borislow, the Chief Executive Officer of the Company, served on the Compensation Committee in 1997. Mr. Borislow's compensation is determined by the non-employee director members of the Compensation Committee, subject to the terms of Mr. Borislow's employment agreement. See "Employment Contracts" and "Report On Executive Compensation."

CERTAIN TRANSACTIONS

     At December 31, 1997, Mr. Borislow had an outstanding loan from the Company of $4,237,000 at 9% interest, which was repaid during the first quarter of 1998.

     The Company recently announced that it had entered into an employment agreement with Gabriel Battista. The agreement is dated November 13, 1998 and expires on December 31, 2001. Mr. Battista's employment commences upon the sooner of his presentment at the Company for his first day of work or on December 31, 1998. Under the terms of the agreement, Mr. Battista received a signing bonus of

$3,000,000 and is entitled to an annual salary of $500,000, payable in advance, plus a discretionary bonus. Mr. Battista is also entitled to other benefits and perquisites. In addition, Mr. Battista was granted options that vest over three years to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $10.4375 per share, and options that vested immediately upon execution of the agreement to purchase an additional 650,000 shares at an exercise price of $7.00 per share. The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the resale by Mr. Battista of the shares issuable upon exercise of the options granted to him.

     In the event of certain transactions (including an acquisition of the Company's assets, a merger into another entity or a transaction that results in the Company's Common Stock no longer being required to be registered under the Securities and Exchange Act of 1934), Mr. Battista will receive an additional bonus of $1,000,000 if the price per share for the Company's Common Stock in such transaction was less than or equal to $20.00 per share, or $3,000,000 if the consideration is greater than $20.00 per share. In addition, upon a change in control of the Company, all of Mr. Battista's options immediately vest.

     Mr. Battista's employment agreement further provides that the Company will use its best efforts to cause Mr. Battista to be elected as a Class I director, Chairman of the Board and Chief Executive Officer of the Company and that Mr. Battista will have the right to nominate a majority of the Board of Directors of the Company at the next annual meeting of shareholders. Mr. Borislow has agreed that at the next annual meeting, he shall vote, or cause to be voted, all of the shares of Company's Common Stock that Mr. Borislow is entitled to vote in favor of such nominees.

     Mr. Battista's employment agreement further requires Mr. Battista to maintain the confidentiality of Company information and assign inventions to the Company. Mr. Battista has further agreed he will not compete with the Company by engaging in any capacity in any business that is competitive with the business of the Company during the term of his employment agreement and thereafter for a specified period.

REPORT ON EXECUTIVE COMPENSATION

     The Board has a compensation committee ("Compensation Committee") to approve salaries and certain incentive compensation arrangements for management and key employees of the Company. Mr. Borislow does not participate in decisions relating to his compensation.

     The  principal  elements  of  the  Company's   compensation  structure  are
described below:

     Annual Salary. Minimum annual base salaries for executive officers of the Company, including Mr. Borislow, have been established pursuant to employment contracts negotiated with each of the executive officers of the Company. The Company believes that such employment contracts help to attract and retain qualified individuals. In addition, the employment agreements require the Company's executive officers to maintain the confidentiality of Company information and prevent such persons from competing with the Company in any capacity in any business that is competitive with the business of the Company during the term of the respective agreement and thereafter for specified periods of time. See "Employment Contracts."

     Minimum annual base salaries for executive officers of the Company generally are established by employment contracts. Increases above such minimum base salaries will be granted in the discretion of the Compensation Committee based on its subjective assessment of individual performance.

     Annual Bonus Plan. In March 1996, the Compensation Committee established the Company's bonus program. Under the bonus program, the Company pays cash bonuses based on the incremental increase in gross revenues over the gross revenues from the preceding fiscal year, excluding incremental increases in gross revenues attributable to acquisitions by the Company (the "Incremental Amount"). From the available Incremental Amount, Mr. Borislow has the sole discretion to award cash bonuses to executives equal to an aggregate of 1.5% of such Incremental Amount. Mr. Borislow is entitled to receive a cash bonus equal to at least .5% of the Incremental Amount. With respect to incremental revenue associated with acquisitions made by the Company ("Acquisition Incremental Amount"), the non-employee directors may award additional cash bonuses to Mr. Borislow and other executives. These additional cash bonuses are limited to .5% of Acquisition Incremental Amount to Mr. Borislow and 1.5% of Acquisition Incremental Amount to other executives.

     On December 18, 1997, the Compensation Committee met and awarded the bonuses set forth in the Summary Compensation Table in accordance with the terms of the bonus program described above.

     Long Term Incentive Compensation. In general, the Company has granted stock options to key executives as an inducement to such executives' entering into employment contracts with the Company.

     The Company believes that stock options are an effective tool for directly linking the financial interests of executive officers and key employees with those of the Company's stockholders and for recruiting and retaining high quality management personnel. Stock options are intended to focus the efforts of executive officers and key employees on performance that will increase the value of the Company for all of its stockholders. Future option grants under the 1995 Employee Stock Option Plan and under the 1998 Long-Term Incentive Plan will be made in the discretion of the Compensation Committee or in connection with the negotiation of individual employment arrangements. See "PROPOSAL 2: APPROVAL OF THE 1998 LONG-TERM INCENTIVE PLAN."

     Chief Executive Officer's 1997 Compensation. As set forth in the Summary CompensationTable, Mr. Borislow's total base salary and bonus was $825,000. On December 18, 1997, the Compensation Committee met and awarded Mr. Borislow's bonus set forth in the Summary Compensation Table in accordance with the terms of the bonus program described above.

                                        THE COMPENSATION COMMITTEE
                                          Daniel Borislow (1)
                                          Harold First
                                          Ronald R. Thoma

----------
(1) Mr. Borislow resigned from this Committee effective March 3, 1998.

                               PERFORMANCE GRAPH

     The following graph sets forth a comparison of the percentage change in the cumulative total stockholder return on the Common Stock compared to the cumulative total return of the S&P 400 Index and the S&P Long Distance Index for the period from September 21, 1995, the date on which trading in the Common Stock commenced, through December 31, 1997. The comparison assumes that $100 was invested on September 21, 1995 in Common Stock and each of the indices and assumes reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future performance.

[GRAPHIC OMITTED]


                          SEPTEMBER 21, 1995   SEPTEMBER 29, 1995   DECEMBER 29, 1995   DECEMBER 31, 1996   DECEMBER 31, 1997
                          ------------------   ------------------   -----------------   -----------------   -----------------
Tel-Save.Com, Inc ......         $100                 $ 96                 $ 87                $272               $372
S&P 400 Index ..........          100                  100                  105                 126               $162
S&P Long Distance
 Index .................          100                  102                  102                 100               $144

           PROPOSAL 2: APPROVAL OF THE 1998 LONG-TERM INCENTIVE PLAN

     The Board of Directors of the Company has approved the Company's l998 Long-Term Incentive Plan (the "Long-Term Plan"), subject to the approval of the Company's stockholders. The Long-Term Plan provides for the issuance of up to 5,000,000 shares of Common Stock. The Board of Directors believes that the Long-Term Plan will enhance the Company's ability to attract and retain key employees, as the Long-Term Plan increases the ability of the Board of Directors to adapt the compensation of such employees to the changing needs of the
Company's business and to competitive trends in executive compensation practices. The Board of Directors also believes that in order to more clearly align the interests of such employees with the interests of the shareholders of the Company, increased ownership of the Company's stock by these individuals is desirable.

     The following is a summary description of the Long-Term Plan. A copy of the Long Term Plan will be made available, without charge, upon written request to the Secretary of the Company addressed or directed to the Company's corporate offices as provided in the first paragraph of this proxy statement.

ELIGIBILITY AND TYPES OF AWARDS

     All employees and directors of the Company and its subsidiaries are eligible to participate in the Long-Term Plan. Eligible employees to whom awards ("Awards") will be granted under the Long-Term Plan will be selected by the Committee (as defined below). The Long-Term Plan permits the granting of the following types of Awards: (1) stock options ("Options"), including Options designated as incentive stock options ("ISOs) under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and Options not so designated ("Nonstatutory Stock Options"), (2) stock appreciation rights ("SARs"), (3) restricted stock ("Restricted Stock"), and (4) incentive shares ("Incentive Shares"). Dividends or interest or their equivalent may also be paid or credited in connection with any Award. Since the number and identity of employees to whom Awards may be granted under the Long-Term Plan and the form of such Awards are at the discretion of the Committee, it is not possible at this time to predict precisely the number or identity of the individuals to whom Awards may be granted in the future or the type or size of such Awards. It is expected, however, that the individuals receiving Awards will include officers named in the summary compensation table above under the heading "EXECUTIVE COMPENSATION". The awards of restricted stock and options reflected in such compensation table as having been made with respect to 1997 were not made under the Long-Term Plan.

ADMINISTRATION OF LONG-TERM PLAN

     The Long-Term Plan will be administered by a committee (the "Committee") of the Board of Directors, which initially will be the Compensation Committee. The Committee has the authority (i) to select employees to whom Awards are granted,
(ii) to determine the size and types of Awards granted, (iii) to determine the terms and conditions of such Awards in a manner consistent with the Long Term Plan (discussed below), (iv) to interpret the Long-Term Plan and any instrument or agreement entered into under the Long-Term Plan, (v) to establish such rules and regulations relating to the administration of the Long-Term Plan as it deems appropriate and (vi) to make all other determinations which may be necessary or advisable for the administration of the Long-Term Plan. The Committee may amend the terms of any Award, or substitute new Awards for previously granted Awards, provided that such amendment or substitution may not impair the rights of any participant with respect to any outstanding Award without his consent. The Chief Executive Officer of the Company shall have the power to administer the Long-Term Plan and shall have the full authority of the Committee with respect to the grants of Awards to employees who are not subject to the requirements under Section 16(a) of the Securities Exchange Act of 1934.

     The Board of Directors may amend, alter or terminate the Long-Term Plan at any time, provided that no such action may impair the rights of a participant with respect to any outstanding Award without the participant's consent and provided that no amendment may be made without shareholder approval if such approval is required to comply with applicable law or requirements of any interdealer quotation system or stock exchange on which the Common Stock is listed or quoted.

SHARES SUBJECT TO LONG-TERM PLAN

     Subject to adjustment as described below, 5,000,000 shares of common stock ("shares") shall be available for grant under the Long-Term Plan. If any shares subject to any Award are forfeited, or if any Award is terminated without issuance of shares or satisfied with other consideration, the shares subject to such Award shall again be available for future grants.

STOCK OPTIONS

     The purchase price per share under any Option will be determined by the Committee, provided that it shall not be less than 25% of the fair market value of a share on the date of grant of the Option, nor less than the par value of a share. The term of each Option shall be fixed by the Committee, provided that no ISO shall have a term extending beyond ten years from the date the Option is granted. Options are exercisable during their term as provided by the Committee. Options shall be exercised by payment of the purchase price, either in cash, in shares valued at the fair market value on the date the Option is exercised, in any combination thereof or in such other form of consideration as the Committee shall determine, provided, that, if the Committee so provides, an Option may be exercised by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes in full and such other documents as the Committee shall determine. The ability to deliver shares in lieu of cash on the exercise of Options could permit the successive, immediate exercise of Options with shares received upon earlier or substantially simultaneous exercises. Whether an Option holder uses shares to exercise an entire Option in a single exercise or through successive exercises, the net increase in shares held by such person will be identical. The Committee may accept as partial payment on the exercise of Options a promissory note, which may be secured by the shares to be received upon such exercise. The maximum number of shares with respect to which Options may be granted to any employee under the Long-Term Plan in any calendar year is 750,000 shares. The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the resale by option holders of the shares issuable upon exercise of the options granted under the Long-Term Plan.

STOCK APPRECIATION RIGHTS

     An SAR may be granted either alone or in conjunction with any other Award under the Long Term Plan. SARs, related to any Option (i) must be granted at the time such Option is granted, and (ii) if such Option is an ISO may be exercisable only upon exercise of the related Option. Upon exercise of an SAR the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right is exercised (calculated as of the exercise date) over either the exercise price per share of the related Option or, if none, over the fair market value of such number of shares on the date the SAR was granted (hereinafter, the "exercise price"). Payment by the Company upon exercise of an SAR may be made in cash or shares, or any combination thereof, as the Committee shall determine.

RESTRICTED STOCK

     The Committee shall determine the terms and conditions, including acceleration and forfeiture provisions and other provision and restrictions (which may include restrictions on the right to vote such shares and the right to receive any dividends with respect thereto) that shall be placed on Restricted Stock awarded under the Long-Term Plan. Restricted Stock may not be disposed of by the recipient until any such restrictions lapse. Restricted Stock may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Upon termination of employment during the restricted period, all Restricted Stock shall be forfeited, subject to such exceptions, if any, as are authorized by the Committee relating to termination of employment pursuant to retirement, disability, death or other special circumstances.

INCENTIVE SHARE AWARDS

     The Committee may grant Incentive Share Awards, which shall provide for the issuance of shares at such times and subject to such terms and conditions as the Committee shall deem appropriate, including without limitation terms that condition the issuance of such shares upon the achievement of performance goals.

NONASSIGNABILITY OF AWARDS

     Except as approved by the Committee, no Award or shares subject to an Award may be assigned, transferred, pledged or otherwise encumbered by a participant.

ADJUSTMENTS

     In the event of any change in corporate structure of the Company affecting the shares (e.g., merger, consolidation, recapitalization, reclassification or stock dividend), the Committee may make such adjustments as it deems appropriate to the number, class and option price of shares subject to outstanding Options granted under the Long-Term Plan, and in the value of, or number or class of shares subject to, other Awards granted or available to be granted under the Long-Term Plan and to individual employees.

FEDERAL INCOME TAX CONSEQUENCES

     Under current law, the Federal income tax treatment of Options and SARs granted under the Long-Term Plan is as set forth below:

     Nonstatutory Stock Options. The grant of a Nonstatutory Stock Option will have no immediate tax consequences to the Company or the employee. The exercise of a Nonstatutory Stock Option will require an employee to include in his gross income the amount by which the aggregate fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the aggregate purchase price paid for such shares. Upon a subsequent sale or taxable exchange of shares acquired upon exercise of a Nonstatutory Stock Option, an employee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

     The Company will be entitled (provided applicable income tax reporting requirements are met) to a deduction at the same time and in the same amount as the employee is in receipt of income in connection with his exercise of a Nonstatutory Stock Option.

     Incentive Stock Options. The grant of an ISO will have no immediate tax consequences to the Company or the employee. Upon exercise of an ISO, the employee generally recognizes no income. If an employee disposes of the shares acquired on the exercise of an incentive stock option within two years after the grant of the option or within one year after the date of the transfer of such shares to him (a "disqualifying disposition"), he will be required to include in income, as compensation, the lesser of (i) the difference between the aggregate purchase price paid and the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) or (ii) the amount of gain realized on such disposition. Any additional gain or loss recognized will be capital gain or loss.

     If an employee does not make a disqualifying disposition, he will realize no compensation income and any gain or loss that he realizes on a subsequent disposition of such shares will be treated as capital gain or loss. For purposes of computing the employee's alternative minimum taxable income, however, the option generally will be treated as if it were a Nonstatutory Stock Option.

     The Company will be entitled to a deduction at the same time and in the same amount as the employee is in receipt of compensation income as a result of a disqualifying disposition. If there is no disqualifying disposition, no deduction will be available to the Company.

     SARs. The grant of SARs, will not result in taxable income to the recipient or a tax deduction for the Company at the time of grant. Upon the exercise of SARs, an employee recognizes ordinary income equal to the amount of cash received plus the fair market value of any shares issued or transferred and the Company is entitled to a tax deduction in an equal amount.

ACCOUNTING TREATMENT

     Under present accounting rules, the grant of options at an exercise price equal to or greater than market value on the date of grant does not result in a charge against the Company's earnings. However, the excess, if any, from time to time of the fair market value of the common stock subject to SARs, over the exercise price of such SARs, will result in a charge against the Company's earnings. The amount of the charge will increase or decrease based on changes in the market value of the common stock and will decrease to the extent SARs, are canceled. The Company has not issued any SAR's to date.

                               NEW PLAN BENEFITS

                         1998 LONG-TERM INCENTIVE PLAN

     Set forth below is a table of stock options granted to certain individuals under the 1998 Long Term Incentive Plan, which plan is subject to approval by shareholders.


               NAME AND POSITION                   DOLLAR VALUE (1)     NUMBER OF UNITS
-----------------------------------------------   ------------------   ----------------
Daniel Borislow (CEO) .........................       $2,109,375            750,000
Gary W. McCulla ...............................       $  984,375            350,000
Emanuel J. DeMaio .............................       $  984,375            350,000
Edward B. Meyercord, III ......................       $        0                  0
Mary Kennon ...................................       $   56,250             20,000
Executive Group ...............................       $1,364,062            435,000
Non-Executive Director Group ..................       $  168,750             60,000
Non-Executive Officer Employee Group ..........       $2,413,125            934,000

----------
(1) These values are based on the difference between the reported sale price for the Company's common stock on December 15, 1998 and the date of grant. The exact dollar value of the benefit granted under the Plan will depend on the market price of the Common Stock on the date the options granted vest on or following the approval of the Long-Term Plan. Accordingly the exact dollar value is not presently determinable.

VOTING REQUIRED FOR APPROVAL OF ADOPTION

     The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting is required to ratify the adoption of the Long-Term Plan.

     The Board of Directors recommends a vote FOR the proposal to approve the adoption of the Long-Term Plan.

               PROPOSAL 3: RATIFICATION OF INDEPENDENT CERTIFIED
                              PUBLIC ACCOUNTANTS

     The Board has appointed the firm of BDO Seidman, LLP as independent auditors of the Company for the current fiscal year. This internationally known firm has served as the Company's independent auditors since 1995 and has no direct or indirect financial interest in the Company.

     Although not legally required to do so, the Board is submitting the selection of BDO Seidman, LLP as the Company's independent auditors for ratification by the stockholders at the Annual Meeting. If a majority of the shares of common stock represented in person or by proxy at the meeting is not voted for such ratification (which is not expected), the Board will reconsider its appointment of BDO Seidman, LLP as independent auditors of the Company.

     A representative of BDO Seidman, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from stockholders.

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of BDO Seidman, LLP as independent auditors of the Company.

                                OTHER BUSINESS

     The Company does not presently know of any matters that will be presented for action at the Annual Meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

                                ANNUAL REPORTS

     The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1997 is enclosed with this proxy statement. The Company also has filed this report with the SEC. Other than those sections of the Company's Annual Report on Form 10-K, as amended, that are specifically incorporated by reference into this proxy statement, the Form 10-K is not part of these proxy solicitation materials.

                      1999 ANNUAL MEETING OF STOCKHOLDERS

     In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the annual meeting of stockholders in 1999 must do so no later than April 5, 1999. Any shareholder proposals for the 1999 annual meeting of shareholders that are submitted outside the processes of Rule 14a-8 under the Securities Act of 1934 will be considered untimely if not received by Tel-Save within a reasonable time prior to its printing its proxy materials in 1999.

                                        By Order of the Board of Directors

                                        /s/ ALOYSIUS T. LAWN, IV
                                        -------------------------------
                                        Aloysius T. Lawn, IV, Secretary

New Hope, Pennsylvania
December 19, 1998

                              TEL-SAVE.COM, INC.
                                6805 ROUTE 202
                         NEW HOPE, PENNSYLVANIA 18938

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 30, 1998
          The undersigned holder of shares of Common Stock of Tel-Save.com, Inc. hereby appoints Daniel Borislow, Gary W. McCulla and Aloysius T. Lawn, IV, and each of them, with full power of substitution, as proxies to vote all shares owned by the undersigned at the Annual Meeting of Stockholders to be held at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530 on Wednesday, December 30, 1998 at 8:00 a.m., local time, and any adjournment or postponement thereof. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder. Please mark, date and sign the proxy and return it promptly in the accompanying business reply envelope, which requires no postage if mailed in the United States. If you plan to attend the meeting, please so indicate in the space provided on the reverse side. The shares represented by this Proxy, if signed and returned, will be voted as specified on the reverse side. IF NO SPECIFICATION IS MADE, YOUR SHARES WILL BE VOTED FOR APPROVAL OF THE ELECTION OF THE TWO DIRECTOR NOMINEES, DANIEL BORISLOW AND RONALD R. THOMA, FOR RATIFICATION AND APPROVAL OF THE 1988 LONG TERM INCENTIVE PLAN (THE "PLAN PROPOSAL") AND FOR RATIFICATION AND APPROVAL OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 1998 (THE "AUDIT PROPOSAL").
          IMPORTANT: PLEASE MARK AND SIGN ON THE REVERSE SIDE.
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF THREE DIRECTORS, FOR APPROVAL OF THE OPTION PROPOSAL AND FOR APPROVAL OF THE PLAN PROPOSAL.

                               (SEE REVERSE SIDE)

       [X]    PLEASE MARK YOUR
              VOTE AS IN THIS
              EXAMPLE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

                                                     FOR   AGAINST  ABSTAIN


1.   To approve the  election of the two
     director   nominees   listed  below
     (except  as marked to the  contrary
     below).                                         [ ]    [ ]       [ ]

     The   nominees   of  the  Board  of
     Directors are:  Daniel Borislow and
     Ronald R. Thoma. (AUTHORITY TO VOTE
     FOR ANY  NOMINEE MAY BE WITHHELD BY
     STRIKING   A   LINE   THROUGH   THE
     NOMINEE'S NAME ABOVE.)                          [ ]    [ ]       [ ]

2.   To approve the Plan Proposal.                   [ ]    [ ]       [ ]

3.   To  approve the Audit Proposal.                 [ ]    [ ]       [ ]

4.   In their discretion upon such other
     matters as may  properly be brought
     before the meeting.                             [ ]    [ ]       [ ]



The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on December 30, 1998 and the related Form 10-K, as amended, for the Fiscal Year Ending December 31, 1997.

Signature(s) -------------------------------------    Date ---------------------

Signature(s) --------------------------------------    Date --------------------

Please sign exactly as name(s) appear hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If signer is a corporation, please sign the full corporate name by duly authorized officer. PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

---------------------------

[ ] MARK HERE IF YOU PLAN TO ATTEND THE MEETING